Exhibit 10.4

CHANGE IN CONTROL AND SEVERANCE AGREEMENT - CEO

This Change In Control and Severance Agreement (the “Agreement”) is made by and between Anaplan, Inc. (the “Company”) and Frank Calderoni (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).

The Agreement provides certain change in control and severance protections to the Executive in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.

The Company and the Executive agree as follows:

1. Term of Agreement. The Agreement will terminate on the earlier of: (i) the date on which all of the obligations under the Agreement have been satisfied; or (ii) the date on which the Executive experiences a Non-Qualified Termination.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, except if otherwise specifically provided under the confirmatory employment letter between the Company and the Executive dated September 28, 2018 (the “Confirmatory Employment Letter”) or any subsequently adopted written formal employment agreement between the Company and the Executive.

3. Change in Control and Severance Benefits.

(a) Change in Control. If the Company is subject to a Change in Control before the Executive’s service with the Company terminates, then: (1) 50% of the then-unvested shares subject to each of the Executive’s then-outstanding Equity Awards will immediately vest and, to the extent applicable, become exercisable; and (2) if the Executive remains in continuous service with the Company through the first anniversary of the Change in Control, then 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Equity Awards will immediately vest and, to the extent applicable, become exercisable; provided that with respect to then-outstanding restricted stock units, the accelerated vesting described in (1) or (2) shall only apply to the satisfaction of the applicable time-based requirement (and the satisfaction of the liquidity event requirement shall continue to be governed under the original terms of the applicable award agreement(s)).

(b) Non-CIC Qualified Termination. If the Executive is subject to a Non-CIC Qualified Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary and Bonus Severance. The Company will provide the Executive with severance payments over the 12 month period following the Non-CIC Qualified Termination in an aggregate amount equal to: (A) 100% of the Executive’s Base Salary, plus (B) 100% of the Executive’s then applicable target annual bonus (the sum of (A) and (B), the “Base Severance Amount”); provided that if the Non-CIC Qualified Termination is on account of the Executive’s death or Disability, the Executive will instead receive a one-time lump-sum payment equal to the Base Severance Amount.

(ii) COBRA Payment. A lump-sum payment equal to 18 multiplied by the monthly COBRA premium that the Executive would be required to pay to continue group health coverage for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be taxable and will be made regardless of whether the Executive elects COBRA continuation coverage.

(iii) Equity Vesting. The number of then-unvested shares subject to each of the Executive’s then-outstanding equity awards that would have vested during the 6 month period following the Executive’s Non-CIC Qualified Termination shall vest (and, in the case of options and stock appreciation rights, become exercisable) immediately prior to the Non-CIC Qualified Termination; provided that with respect to then-outstanding restricted stock units, the accelerated vesting shall only apply to the satisfaction of the applicable time-based requirement (and the satisfaction of the liquidity event requirement shall continue to be governed under the original terms of the applicable award agreement). In the case of any portion of the equity awards that: (A) will become vested in accordance with this Section 3(b)(iii); and (B) have performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels. In addition, subject to earlier termination in accordance with the terms of the applicable stock plan (e.g., upon the consummation of a merger), the vested portion of any options and stock appreciation rights held by the Executive shall remain exercisable until the earlier of: (i) 10 years from the date of grant; and (ii) the one-year anniversary of the Executive’s Non-CIC Qualified Termination.

(c) CIC Qualified Termination. If the Executive is subject to a CIC Qualified Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary Severance. A lump-sum payment equal to 150% of the Executive’s Base Salary.

(ii) Bonus Severance. A lump-sum payment equal to 150% of the Executive’s target annual bonus as in effect for the fiscal year in which the CIC Qualified Termination occurs.

(iii) COBRA Payment. A lump-sum payment equal to 18 multiplied by the monthly COBRA premium that the Executive would be required to pay to continue group health coverage for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be taxable and will be made regardless of whether the Executive elects COBRA continuation coverage.

(iv) Equity Vesting. All of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels. Unless otherwise required under the next following two sentences or, with respect to awards subject to Section 409A of the Code, under Section 5(b) below, any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the CIC Qualified Termination. For the avoidance of doubt, if the Executive’s Qualified Termination occurs prior to a Change in Control, then any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding for 3 months or the occurrence of a Change in Control (whichever is earlier) so that any additional benefits due on a CIC Qualified Termination can be provided if a Change in Control occurs within 3 months following the Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In such case, if no Change in Control occurs within 3 months following a Qualified Termination, any unvested portion of the Executive’s equity awards automatically will be forfeited permanently on the 3-month anniversary of the Qualified Termination without having vested. In addition, subject to earlier termination in accordance with the terms of the applicable stock plan (e.g., upon the consummation of a merger), the vested portion of any options and stock appreciation rights held by the Executive shall remain exercisable until the earlier of: (i) 10 years from the date of grant; and (ii) the one-year anniversary of the Executive’s CIC Qualified Termination.

(d) Termination other than a Qualified Termination. If the termination of Executive’s employment with the Company is a Non-Qualified Termination, then the Executive will not be entitled to receive severance or other benefits under the Agreement, other than the accrued rights described in Section 4 below.

(e) Non-Duplication of Payment or Benefits. If: (i) the Executive’s Qualified Termination occurs prior to a Change in Control that qualifies Executive for severance payments and benefits under Section 3(b); and (ii) a Change in Control occurs within the 3-month period following Executive’s Qualified Termination that qualifies Executive for severance payments and benefits under Section 3(c), then (A) the Executive will cease receiving any further payments or benefits under Section 3(b) and (B) the Executive will receive the payments and benefits under Section 3(c) instead but each of the payments and benefits otherwise payable under Section 3(c) will be offset by the corresponding payments or benefits the Executive already received under Section 3(b).

(f) Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.

(g) Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement. Notwithstanding the foregoing, the Agreement shall not limit any rights the Executive has with respect to accelerated vesting of any equity award under the applicable grant agreement or the applicable stock plan.

4. Accrued Compensation. On any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all expense reimbursements, accrued wages, and other benefits due to the Executive under any applicable Company-provided plan, policy or arrangement, including any earned but unpaid bonus amount for the Company’s immediately preceding fiscal year. The Executive’s rights under this Section 4 shall survive the termination of this Agreement until all such rights have been satisfied.

5. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the date specified by the Company in the Release (the “Release Deadline”); provided that the Release Deadline will be no later than 60 days following the Executive’s Qualified Termination. If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3. In no event will severance payments or benefits under Section 3 be paid or provided until the Release actually becomes effective and irrevocable. None of the severance payments and benefits payable upon such Executive’s Qualified Termination under Section 3 will be paid or otherwise provided prior to the 60th day following the Executive’s Qualified Termination. Except to the extent that payments are delayed under Section 5(b), on the first regular payroll pay day following the 60th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.

(b) Section 409A. The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under the Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of any Deferred Payments that are subject to Section 409A will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s separation from service.

Notwithstanding anything to the contrary above, if the accelerated vesting and/or settlement of any restricted stock units or other awards under Section 3(c)(iv) would subject such awards to imposition of the additional tax imposed under Section 409A, then the shares or property subject thereto shall be distributed or paid only at the time(s) and according to the schedule on which such distributions or payments were scheduled to be made under the original terms of the applicable award agreement(s). The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

6. Limitation on Payments.

(a) Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company member or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company Group or any of their respective affiliates.

(b) Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.

The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.

7. Definitions. The following terms referred to in the Agreement will have the following meanings:

(a) “Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to such reduction) or, if the Executive’s Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.

(b) “Cause” means the occurrence of any of the following: (i) the Executive’s conviction of, or plea of “no contest” to, a felony under the laws of the United States or any State; (ii) the Executive’s willful misconduct relating to services provided by the Executive to the Company; (iii) the Executive’s material failure to perform the Executive’s employment duties (other than as a result of a mental or physical incapacity); (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other member of the Company Group, which use or disclosure causes material harm to the Company; (v) the Executive’s material failure to comply with the material written policies of the Company or any other member of the Company Group or the material breach by the Executive of the Confirmatory Employment Letter, any of the equity grant agreements or the information and inventions assignment agreement with the Company; or (vi) the Executive’s failure to cooperate in good faith with the Company or any other member of the Company Group in a governmental or internal investigation of the Company or any other member of the Company Group or any of their respective directors, officers or employees, if the Company has reasonably requested the Executive’s cooperation. The Company will not terminate the Executive’s employment for Cause without the Board of Directors first providing the Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (ii), (iii), (v), and (vi), a reasonable cure period of not less than 30 days following such notice to the extent such events are curable (as determined by the Company).

(c) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Company. Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided however that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereunder, be considered as a member of the Incumbent Board; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer of assets by the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; or (B) a transfer of assets to a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the then-outstanding stock of the Company.

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, Persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) “Change in Control Period” means the period beginning 3 months prior to the occurrence of a Change in Control and ending 18 months following the occurrence of a Change in Control.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “CIC Qualified Termination” means a Qualified Termination that occurs during a Change in Control Period.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company Group” means the Company and each of its subsidiaries.

(i) “Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either: (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company member that is employing the Executive.

(j) “Good Reason” means the termination of the Executive’s employment with the Company or such other applicable member of the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to such reduction; provided that it will be considered a substantial reduction in duties and responsibilities if after a Change in Control, the Executive is not the Chief Executive Officer of the ultimate parent of the resulting company and, if such Change in Control occurs after the Company’s IPO, if such ultimate parent is not a publicly traded company; (ii) a reduction of more than 10% by the Company in the Executive’s rate of annual base salary or the target amount of the Executive’s annual bonus; provided, however, that, a proportional reduction of annual base salary and/or target bonus amount that also applies to all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than 35 miles from the Executive’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the Executive under the Agreement. In order for the termination of the Executive’s employment with the Company to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Executive must terminate the Executive’s employment within 30 days following the last day of the Cure Period.

(k) “Equity Awards” shall mean the options and restricted stock units granted to the Executive in connection with the commencement of his employment on January 20, 2017, and any subsequent grants.

(l) “IPO” shall mean the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the shares of common stock of the Company shall be publicly held.

(m) “Non-CIC Qualified Termination” means a Qualified Termination that occurs outside of a Change in Control Period.

(n) “Non-Qualified Termination” means a termination of the Executive’s employment for any reason that is not a Qualified Termination.

(o) “Qualified Termination” means a termination of the Executive’s employment either: (A) due to the Executive’s death or Disability; (B) by the Company without Cause; or (C) by the Executive for Good Reason.

8. Successors.

(a) The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets must assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of the Agreement by operation of law.

(b) The Executive’s Successors. The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9. Notice.

(a) General. All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given: (i) upon actual delivery to the party to be notified; (ii) 24 hours after confirmed facsimile transmission; (iii) 1 business day after deposit with a recognized overnight courier; or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Attention: Legal Department

E-mail: legal@anaplan.com

(b) Notice of Termination. Any termination by the Company for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of the Agreement. Such notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of: (i) the giving of such notice; or (ii) the end of any applicable cure period). The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Executive under the Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights under the Agreement.

10. Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.

11. Arbitration. Any controversy or claim arising out of or relating to the Agreement, or any breach of the Agreement, remains subject to the Alternative Dispute Resolution Agreement signed as a condition of employment with the Company and attached as an exhibit to the Confirmatory Employment Letter.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Waiver; Amendment. No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.

(d) Entire Agreement. The Agreement, together with the Confirmatory Employment Letter and the Alternative Dispute Resolution Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e) Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.

(f) Severability. The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments and benefits under the Agreement will be paid less applicable withholding taxes. The Company and the other members of the Company Group are authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions. Neither the Company nor any other member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.

(h) Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY

By:	/s/ Standish O’Grady
Name: Standish O’Grady
Title: Director, Chair of Compensation Committee
Date: September 28, 2018

THE EXECUTIVE

By:	/s/ Frank Calderoni
Name: Frank Calderoni
Title: CEO and President
Date: September 28, 2018

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